Exhibit 10.39

Memorandum Of Understanding On Alteration To Amount In Service Agreement

MEMORANDUM OF UNDERSTANDING ON ALTERATION TO AMOUNT

IN SERVICE AGREEMENT

Party A: Online Education College of Renmin University of China

Party B: CMR Web Learning Co., Ltd.

Whereas:

Both parties agreed in Item 1, Article 2 of the Service Agreement signed on March 31, 2003 that the principles for the payment of the service fees are that “the revenue of Party A shall firstly be used to cover such expenditures as the administration fee submitted by Party A to Renmin University of China, the teaching expenses of Party A and the management to be paid to out-school service stations, conditioning on ensuring the balance of revenue and expenditure of Party A, the main revenue of Party A shall be mainly used for the technological development and construction of the online education.”

Both parties hereby make it clear: before the payment of the service fees by Party A to Party B, apart from such expenditures as the administration fee submitted by Party A to Renmin University of China, the teaching expenses of Party A and the management fee due to be paid by Party A to out-school service stations, the reimbursement to Party A’s students who dropped out of school shall also be deducted.

Both parties make it clear that the 10% administration fee submitted by Party A to Renmin University of China shall be counted starting from January 2003.

Therefore, both parties agree to make the following corresponding adjustments to the amount of service fees for 2001 and 2002 in the Service Agreement:

The following adjustments shall be made to Part II of the Appendix of Service Agreement (“Licensed Use of Online Technological Platform & Online CAI Software”): “License fees for the online education platform and the CAI software (including the fees for the development, redevelopment, maintenance and upgrading of the online education platform and the fees for the making, maintenance and upgrading of the CAI software): the amount for the year 2001 shall be RMB thirteen million six hundred and three thousand seven hundred and eighty-eight Yuan (RMB 13,603,788); the amount for the year 2002 shall be RMB twenty-four million eight hundred and forty-eight thousand two hundred and fifty-five Yuan (RMB 24,848,255).”

The following adjustments shall be made to Part II of the Appendix of Service Agreement (“Technological & Commercial Services”): “In accordance with the development needs of Party A’s online education and the service demands continuously put forward by

Party A, both parties reach the following agreement on the service fees: the amount for the year 2001 shall be RMB nine million sixty-nine thousand one hundred and ninety-two Yuan (RMB 9,069,192); the amount for the year 2002 shall be RMB sixteen million five hundred and sixty-five thousand five hundred and three Yuan (RMB 16,565,503).”

(Signature page)

Party A:	Online Education College of Renmin University of China
(Seal of Online Education College of Renmin University of China)

By:	/s/ Gu Zonglian
Name:	Gu Zonglian

Date: May 16, 2003

Party B:	CMR Web Learning Co., Ltd.
(Seal of CMR Web Learning Co., Ltd.)

By:	/s/ Wang Gongquan
Name:	Wang Gongquan

Date: May 16, 2003

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